UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 3, 2008

VNUS Medical Technologies, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-50988	94-3216535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5799 Fontanoso Way
San Jose, California 95138
(Address of Principal Executive Offices)
(408) 360-7200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 31, 2008, Guido E. Smeets, MD, age 50, joined VNUS Medical Technologies, Inc. (“VNUS”) as its Vice President of Clinical Research and Chief Medical Officer. Prior to joining VNUS, Dr. Smeets served as the Head of Clinical Affairs for Pelikan Technologies, Inc., a privately held diagnostic testing platform company. Prior to joining Pelikan Technologies, he was Vice President of Clinical Development for Ilypsa, Inc., and Vice President of Clinical Development for GMP Companies, Inc. Dr. Smeets held increasingly responsible positions in Clinical Research at Mallinckrodt BV and Mallinckrodt, Inc., as well as in Sales and Marketing at Johnson & Johnson and Mallinckrodt, BV. Dr. Smeets holds a Doctor of Medicine from Utrecht University, School of Medicine, The Netherlands and an MBA from Erasmus University, Rotterdam School of Management, The Netherlands.
     The terms of Dr. Smeets’ employment with VNUS are governed by an offer letter dated October 16, 2008. Pursuant to the terms of the offer letter, Dr. Smeets will be paid an annual base salary of $225,000 and will be eligible to participate in VNUS’ 2008 officer bonus plan with a maximum bonus opportunity of approximately 40% of Dr. Smeets’ base salary, pro-rated to Dr. Smeets’ date of hire. On November 3, 2008, the first date of the open trading window after Dr. Smeets’ hire, he has also been granted an award of 15,000 restricted stock units (RSUs) and an option to purchase 50,000 shares of the Company’s common stock under VNUS’ Amended and Restated 2000 Equity Incentive Plan. The RSUs will vest 25% per year, for a total vesting period of 4 years, so long as Dr. Smeets is an employee of the Company. The options will vest 25% after one year, with the remaining balance vesting 1/36 per month for 36 months, for a total vesting period of 4 years, so long as Dr. Smeets is an employee of the Company.
     The Company issued a press release on October 31, 2008 announcing Dr. Smeets’ hiring. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 31, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 3, 2008

VNUS MEDICAL TECHNOLOGIES, INC.
By:	/s/ Cindee Van Vleck
	Name:	Cindee Van Vleck
	Title:	Interim Corporate Secretary and Senior Director of Human Resources

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 31, 2008.

4